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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 53 to Registration Statement No. 2-25483 filed on Form N-3 of Continental Assurance Company Separate Account (B) of Continental Assurance Company, of our report on the financial statements of Continental Assurance Company Separate Account (B), dated February 25, 2004, and our report on the consolidated financial statements of Continental Assurance Company, dated April 23, 2004, appearing in the Statement of Additional Information, which are part of such Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
April 29, 2004